                                                                    EXHIBIT 10.9

                                         Agreement Re: Exercise of Stock Warrant

                                    AGREEMENT
                                       RE:
                            EXERCISE OF STOCK WARRANT

      THIS AGREEMENT RE: EXERCISE OF STOCK WARRANT (this "Agreement"), is made effective as of the 15th day of April, 2003, by and between Chemokine Therapeutics Corp., a Delaware corporation (the "Chemokine"), and Pharmaceutical Product Development, Inc., a North Carolina corporation ("PPD").

                                   WITNESSETH:

      WHEREAS, Chemokine and PPD entered into a certain Loan and Stock Warrant Agreement dated effective as of October 16, 2002 (the "Loan Agreement") and, pursuant to the terms of the Loan Agreement, subsequently entered into a certain Warrant Agreement dated as of November 13, 2002 (the "Warrant Agreement"), the terms of which are incorporated herein by this reference;

      WHEREAS, pursuant to the terms of the Warrant Agreement, Chemokine has issued to PPD Warrants to purchase certain Shares of Chemokine's Preferred Stock; and

      WHEREAS, PPD now desires to exercise the Warrants upon and subject to the terms and conditions set forth in the Warrant Agreement and hereinbelow. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

      NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Chemokine and PPD covenant to and agree with each other as follows:

      1. Exercise of Warrants. Contemporaneously with the execution and delivery hereof, PPD shall exercise the Warrants by delivering to Chemokine (i) the certificate evidencing the Warrants (being Warrant Certificate No. 1 and, herein, the "Warrant Certificate"), (ii) the purchase form which is a part of the Warrant Certificate, duly completed and executed by PPD, and (iii) the Warrant Price, adjusted in accordance with the provisions of Section 2 below. As promptly as practical thereafter (and in any event within ten (10) days hereafter), Chemokine shall issue to PPD a certificate or certificates for the Shares in accordance with Section 3.3 of the Warrant Agreement.

      2. Warrant Price. Pursuant to Section 1.04 of the Loan Agreement, PPD is entitled, at its option, to receive a credit against the Warrant Price in the amount of all unpaid principal, accrued interest and other amounts due under the Promissory Note (as said term is defined in the Loan Agreement). Schedule 2 attached hereto and incorporated herein sets forth the aggregate amount of all unpaid principal, accrued interest and other amounts due under the Promissory Note as of the date hereof (collectively, the "Credit"). PPD hereby exercises its option to apply

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                                         Agreement Re: Exercise of Stock Warrant

the amount of the Credit against and in reduction of the amount of the Warrant Price. After application of the Credit, Chemokine and PPD agree that the total amount due from PPD in cash or by check under Section 1(iii) above is $2,439,443.85 (the "Warrant Proceeds").

      3. Representations and Warranties of Chemokine. To induce PPD to exercise the Warrants, Chemokine represents and warrants to PPD, and acknowledges that PPD is relying on the same in agreeing to exercise the Warrants, as follows:

            (a) Chemokine has all requisite power and authority to enter into and perform its obligations under this Agreement; this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Chemokine enforceable against Chemokine in accordance with its terms; and, all corporate action on the part of Chemokine and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement, the Related Documents and the transactions contemplated herein and therein has been taken. As used herein, the "Related Documents" shall mean and refer, collectively, to the Option Agreement and the Services Agreement (as said terms are defined below), and any other instruments, documents or certificates required by this Agreement to be executed and delivered or otherwise necessary to consummate the transactions contemplated herein.

            (b) None of the execution and delivery of, or performance by Chemokine under, this Agreement or the other Related Documents or the consummation of the transactions contemplated herein or therein will (i) conflict with or violate any term or provision of Chemokine's Certificate of Incorporation, Certificates of Designation filed with the Delaware Secretary of State or By-laws, any term or provision of any other agreement, note or indenture binding upon Chemokine, or any term or provision of any license, permit, judgment, decree, order, statute, rule or regulation applicable to Chemokine or any of its assets, or (ii) result in the creation or imposition of any lien, charge or other encumbrance upon any of the assets of Chemokine under any agreement or other instrument to which Chemokine is a party or by which Chemokine or its assets may be bound.

            (c) Chemokine has furnished PPD with the following financial statements (collectively, the "Financial Statements"): The unaudited, internally prepared balance sheet of Chemokine as of December 31, 2002; the unaudited, internally prepared income statement of Chemokine for the year ending December 31, 2002; the unaudited, internally prepared income statement for the two months ended February 28, 2003; and the unaudited, internally prepared balance sheet of Chemokine as of February 28, 2003 (the "Balance Sheet"). The Financial Statements fairly present Chemokine's financial position on the dates of such statements and the results of Chemokine's operations for the periods covered. Since the date of the Balance Sheet, (i) there has been no change in Chemokine's assets, liabilities or financial condition from that reflected in the Balance Sheet except for changes in the ordinary course of business which in the aggregate have not been materially adverse to Chemokine's business or prospects, and (ii) none of Chemokine's business, prospects, financial condition, operations, property or affairs has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. Chemokine has no material liabilities which are not set forth on the Balance Sheet.

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                                         Agreement Re: Exercise of Stock Warrant

            (d) All of the warranties and representations made by Chemokine in the Loan Agreement were true, accurate and complete when made and remain true, accurate and complete as of the date hereof, except as set forth on Schedule 3(d) attached hereto.

      4. Additional Covenants and Agreements of Chemokine. To induce PPD to exercise the Warrants, and for good and valuable consideration, Chemokine covenants to and agrees with PPD as follows:

            (a) Pursuant to Section 4.04 of the Loan Agreement, Chemokine will use the Warrant Proceeds for the sole and limited purpose of the development of stem cell peptide CTCEO214 ("CTCEO214"), and for no other purposes, including, without limitation, payment of any accrued but unpaid salaries of Chemokine's officers or employees.

            (b) In addition to, and not in limitation of its inspection rights contained in the Loan Agreement, PPD will have the right, at its expense, to inspect, audit and copy Chemokine's records on a monthly basis for the purpose of determining compliance with the covenant in Section 4(a) above. In the event of a breach of the covenant in Section 4(a) above, PPD will have, in addition to all other rights and remedies available to it herein, in the Related Documents and at law or in equity, (i) the right to seek specific performance or injunctive relief, (ii) the right to require Chemokine to return all remaining unused Warrant Proceeds without any obligation to surrender any Shares, or (iii) the right to recover all Warrant Proceeds, including the amounts attributable to the Credit, in return for surrendering the Shares. All of the foregoing rights and remedies are cumulative.

            (c) Within thirty (30) days of the Effective Date of this Agreement, Chemokine and PPD shall assemble a joint development committee ("JDC"). Initially, the JDC will be composed of at least two, but no more than four, representatives each from Chemokine and PPD or its Affiliates. The initial members of the JDC will be those representatives the names of whom will be provided to the other party within ten days after the Effective Date. Each party will promptly notify the other party in writing of any change in its appointed representatives. The chairperson of the JDC will be one of Chemokine's representatives. In the event that PPD exercises its license option rights pursuant to the Option Agreement defined below ("Option Right"), the chairperson of the JDC shall convert to one of PPD's representatives.

The duties of the JDC shall include, but not be limited to, monitoring the progress of the development plan and marketing plan for CTCE0214. To accomplish its objectives, the JDC will meet quarterly, or more often if mutually agreed upon by the parties, during the term of the development plan and will meet at least annually thereafter. The JDC may meet in person or by telephone conference. In-person JDC meetings will be at a site designated by Chemokine or PPD, as the case may be, and will alternate between a site on the west coast and a site on the east coast. Each Party will bear all expenses of its personnel arising from attending such meetings. Among other duties, one of JDC members shall prepare written minutes of each such meeting, which minutes will, without limitation, record the updates given at the meetings describing the progress made in implementing the development plan and marketing plan.

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                                         Agreement Re: Exercise of Stock Warrant

Up until the time that PPD exercises its Option Right, each party will have one vote on the JDC regardless of the number of representatives of each party on the JDC. All of the decisions of the JDC must be unanimous in order for a JDC matter to be resolved. In the event of a deadlocked vote on an issue, the designees of PPD and Chemokine will discuss such issue in good faith and will use their best efforts to find a resolution to the deadlock. In the event that PPD exercises its Option Right, Chemokine shall no longer have any voting rights.

            (d) Chemokine will initially perform the toxicology studies that support a 14-day Phase I clinical study set forth in Schedule 4(d)-1 attached hereto and will, upon PPD's request, perform the second set of toxicology studies set forth in Schedule 4(d)-2 that support a 28-day Phase I clinical study, both sets of studies are incorporated herein for the development of CTCEO214 (the "Toxicology Studies") in the manner and at the times described in
Schedule 4(d). Chemokine will be solely responsible for all costs and expenses associated with the Toxicology Studies. Time is of the essence with respect to all dates in the Toxicology Studies.

            (e) Chemokine will perform the single dose Phase I clinical study set forth in Schedule 4(e)-1 attached hereto and will, upon PPD's request, perform a second Phase I clinical study to explore either multi-day or multi-dosing schedules that is similar to the multi-day Phase I clinical study set forth in Schedule 4(e)-2, both studies are incorporated herein for the development of CTCEO214 (the "Phase I Clinical Studies") in the manner and at the times described in Schedule 4(e). Chemokine will be solely responsible for all costs and expenses associated with the Phase I Clinical Studies. Time is of the essence with respect to all dates in the Phase I Clinical Studies.

            (f) Contemporaneously herewith, Chemokine shall (i) enter into an Option and License Agreement with PPD in the form of Schedule 4(f)-1 attached hereto and incorporated herein (the "Option Agreement"), and (ii) enter into an Exclusive Provider Master Services Agreement with PPD Development LP and Sarco, Inc. in the form of Schedule 4(f)-2 attached hereto and incorporated herein (the "Services Agreement"). Chemokine shall perform all of its obligations, covenants and agreements contained in the Option Agreement and in the Services Agreement timely and in full.

            (g) Chemokine acknowledges and agrees that, in the event PPD does not exercise its option contained in the Option Agreement, Chemokine will not be entitled to any reimbursement, contribution or other payment from PPD of the development costs or other costs and expenses associated with CTCEO214, the Toxicology Studies and/or the Phase I Clinical Studies.

            (h) Chemokine acknowledges and agrees that the Warrant Termination Date shall be April 30, 2003.

            (i) Chemokine grants to PPD (and to any other holder of the Shares or the Conversion Shares) the preemptive right (the "Preemptive Right") to acquire proportional amounts of Chemokine's capital stock upon any future issuance by Chemokine of its capital stock (the term "capital stock" shall include any securities convertible into or carrying a right or

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                                         Agreement Re: Exercise of Stock Warrant

option to subscribe for or acquire shares of capital stock of Chemokine). The Preemptive Right will enable PPD to maintain its percentage ownership interest, on a fully-diluted basis, in the capital stock of Chemokine. The purchase price to be paid for any shares of Chemokine's capital stock acquired by PPD upon exercise of the Preemptive Right will be the same price paid by the other acquirers of shares of capital stock in any such future issuance. Chemokine will afford PPD a reasonable and adequate period of time to exercise its Preemptive Right. Chemokine will instruct its Secretary to mark clearly all of Chemokine's pertinent corporate records to reflect the Preemptive Right granted to PPD hereunder. The Preemptive Right will terminate at such time as PPD (or its assignee of the Shares or the Conversion Shares) ceases to hold, in the aggregate, at least 750,000 or more of the Shares or the Conversion Shares or a combination thereof (which number of shares will be proportionately adjusted for stock splits, combinations, reclassifications, mergers, consolidations, reorganizations or otherwise).

      5. Ratification. Except as supplemented by this Agreement, all of the terms and conditions of the Loan Agreement, the Warrant Agreement and the other Transaction Documents (as defined in the Loan Agreement) are hereby ratified and confirmed and remain in full force and effect.

      6. Notices. Any notice required or permitted to be given hereunder shall be given in accordance with the terms of the Loan Agreement.

      7. Severability. If any provision in this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      8. Governing Law. This Agreement will be governed by the laws of the State of North Carolina without regard to conflicts of laws principles.

      9. Jurisdiction; Venue. Chemokine hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement may be instituted in the Superior Court in New Hanover County, North Carolina or in the United States District Court for the Eastern District of North Carolina. Chemokine consents to the jurisdiction of such courts and waives any objection to the maintenance of any legal action or proceeding in any state or federal courts of the State of North Carolina on the basis of improper venue or inconvenient forum.

      10. Integrated Agreement. Except as set forth in the Transaction Documents and the Related Documents, this Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties; there are no agreements, understandings, restrictions, representations, or warranties other than those set forth in this Agreement. All schedules, exhibits and appendices attached hereto and referenced herein are incorporated herein and are an integral part of this Agreement for all purposes. This Agreement may be amended only by an instrument in writing signed by all parties that expressly refers to this Agreement and specifically states that it is intended to amend

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                                         Agreement Re: Exercise of Stock Warrant

it. Furthermore, this Agreement may not be modified by an oral agreement even though supported by new consideration.

      11. Number; Gender; Dollars. As used in this Agreement and when required by the context, the singular number shall include the plural and the masculine gender shall include the feminine and neuter genders and the word "person" shall include corporation, firm, partnership, individual, or other form of association. All references to "dollars" or "$" in this Agreement shall mean and refer to dollars in United States currency.

      12. No Waiver. No term or provision of this Agreement shall be waived or any breach of this Agreement excused except in writing signed by the party that is claimed to have so waived or excused. No waiver of any provision of this Agreement shall constitute a waiver of any other provision. Any consent or waiver by any party to any breach of this Agreement by the other party, whether expressed or implied, shall not constitute a consent to, waiver of, or excuse for, any other breach. The failure of any party to give notice to the other party, or to take any other step in respect of, any breach of any provision of this Agreement shall not constitute a waiver thereof. Acceptance of payment by a party after the breach of any provision of this Agreement by the other party shall not constitute a waiver thereof.

      13. Assignment. This Agreement, and all rights and obligations hereunder, are personal to the parties, and, except as otherwise provided herein and except for the right of PPD to assign and transfer the Shares and/or the Conversion Shares, neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by a party without the prior written consent of the other party, which shall not be unreasonably withheld.

      14. Relationship Between the Parties. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between the parties. No party shall have the right to obligate or bind the other party in any manner whatsoever. Neither party is an agent of the other party.

      15. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not.

      16. Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, with the same effect as if all parties had executed the same counterpart. All counterparts shall be construed together and shall constitute one Agreement.

                            [SIGNATURE PAGE FOLLOWS]

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                                         Agreement Re: Exercise of Stock Warrant

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

Chemokine Therapeutics Corp.           Pharmaceutical Product Development, Inc.

By:                                    By:
    ---------------------------           ----------------------
        Hassan Salari                         Fred N. Eshelman
        President                             Chief Executive Officer

                                                                          Page 7

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                                         Agreement Re: Exercise of Stock Warrant

                                   SCHEDULE 2

             Promissory Note Balances - Credit Against Warrant Price

Outstanding Principal Balance:      $250,000.00
Accrued Interest:                   $ 10,556.15
Other Amounts:                      $   -0-
TOTAL CREDIT:                       $260,556.85

                                                                          Page 8

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                                         Agreement Re: Exercise of Stock Warrant

                                  SCHEDULE 3(d)

                  Exceptions to Warranties and Representations

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                                         Agreement Re: Exercise of Stock Warrant

                                 SCHEDULE 4(d)-1

           Toxicology Studies to Support 14-Day Phase I Clinical Study

                                                                           PRICE      APPROXIMATE TURN AROUND
                             STUDY                                       ESTIMATE              TIME
                             -----                                      -----------   -----------------------
GLP Single Dose toxicology with TK - Rodent; IV                         $    10,900           10 weeks
GLP Single Dose toxicology with TK - Rodent; SC                         $    10,500           10 weeks
GLP Single Dose Toxicology with TK - Beagle; IV                         $    30,000           10 weeks
GLP Single Dose Toxicology with TK - Beagle; SC                         $    28,000           10 weeks
MTD study followed by two week repeat dose study with TK - Rat; SC      $   236,450           12 weeks
MTD study followed by two week repeat dose study with TK - Beagle; SC   $   255,610           12 weeks
Safety Pharmacology:                                                    $    73,250           12 weeks
Cardiovascular telemetry, dogs
Safety Pharmacology:                                                    $    28,250           12 weeks
Respiratory in rats
Safety Pharmacology:                                                    $    30,250           10 weeks
CNS in rats
Genetic Tox: Ames                                                       $     5,200            8 weeks
Genetic tox: In vitro Mouse Lymphoma                                    $    22,300           10 weeks
Genetic Tox: In vivo Micronucleus Assay                                 $    19,500           10 weeks
TOTAL                                                                   $750,210.00

If CT goes directly into patients they will be required to conduct the following studies:

      -     single dose toxicology study in rodent

      -     single dose toxicology study in non-rodent species

      - dose-ranging study followed by a repeat dose toxicology study in rodents

      - dose-ranging study followed by a repeat dose toxicology study in non-rodent species

The duration of the repeat dose studies will depend on the dosing regimen of the clinical trial.

If Chemokine goes into healthy volunteers first, they will have to conduct the above studies in addition to:

      -     safety pharmacology studies

      -     genetic tox studies

      -     ames

      -     micronucleus test (in vitro)

      -     in vivo micronucleus test in mice

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                                         Agreement Re: Exercise of Stock Warrant

                                 SCHEDULE 4(d)-2

           Toxicology Studies to Support 28-Day Phase I Clinical Study

                                                     PRICE      APPROXIMATE TURN
                      STUDY                         ESTIMATE      AROUND TIME
                      -----                         --------      -----------
28-day  repeat dose study with TK - Rodent; SC*     $160,000       18 weeks
28-day repeat dose study with TK - Beagle; SC*      $146,000       18 weeks
TOTAL                                               $306,000

*TK estimates include method development, method validation and sample analysis.

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                                         Agreement Re: Exercise of Stock Warrant

                                 SCHEDULE 4(e)-1

                      Single Dose Phase I Clinical Studies

PROTOCOL TITLE A single blind, dose rising/MTD study of the safety, pharmacokinetics and pharmacodynamics of a single subcutaneous dose of CT-0214 administered to normal human volunteers.

PROTOCOL NUMBER        XXXXX-XX

COMPOUND NUMBER        CT-0214

COMPOUND NAME          N/A

DOSE/ROUTE/REGIMEN     X - X mg/kg subcutaneous, single dose

SPONSOR                Chemokine Therapeutics

CLINICAL PHASE         Phase I

INDICATION             Increased neutrophil and platelet production in male and
                       female healthy normal volunteers.

OBJECTIVES                 -    To evaluate the safety and tolerability of
                                single doses of CT-0214

                           - To evaluate the pharmacokinetic profile of single doses of CT-0214

                           - To evaluate the pharmacodynamic effects of CT-0214 as assessed by measurement of changes in peripheral blood stem cells (CD34+), neutrophil counts, platelet counts and other hematological parameters

                           - To generate preliminary comparative information on the effects of CT-0214 on the multilineage potential of peripheral blood stem cells

TRIAL DESIGN           The study will be a single blind, dose rising/MTD study
                       in which normal human volunteers will receive a single subcutaneous dose of CT-0214. The starting dose will be XX mg/kg. Successive dose cohorts will receive 2X mg/kg, 3X mg/kg, 4X mg/kg, 10X mg/kg and 20X mg/kg. 6 subjects will be enrolled in each cohort, 5 of whom will receive active therapy and one will receive placebo.

                       Each subject will be observed at regular (15 minute) intervals during the first hour post administration and then hourly as an inpatient for 72 hours for close safety monitoring and pharmacokinetic sampling. Further outpatient follow up for safety, pharmacokinetic and pharmacodynamic evaluation will occur on days 5, 7, 10, 14, 21 and 28. Each successive dose cohort will be treated two weeks after the previous group.

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                                         Agreement Re: Exercise of Stock Warrant

                       Complete blood counts will be obtained pre-dose, 1 hour post-dose, and then at 2, 4, 6, 12 and 24, 48 and 72 hours post dosing as well as on Day 5,7,10, 14, 21 and
                       28. These time points will also be utilized for pharmacokinetic sampling.

                       A bone marrow aspirate will be obtained on Day 1 post dose.

                       When a dose is reached at which evidence of pharmacodynamic effect (defined as a X% increase in neutrophils, X % increase in platelet count relative to the pretreatment value) is observed in 2/3 actively treated subjects dosing at that level will be extended to include a further four subjects (3/1 active/placebo). If the efficacy is confirmed one further dose cohort of 6 subjects (4/2 active/placebo) will be enrolled to provide further confirmation of pharmacodynamic effect. If the pharmacodynamic effect is only observed at the highest planned dose a further dose increase will be considered, assuming that no evidence of toxicity has been observed.

                       If a safety /tolerability event that is possibly or probably related to study medication occurs in a single actively treated subject at any dose four further subjects (3/1 active/placebo) will be enrolled at that dose to determine if a dose limiting toxicity has been identified.

                       Excessive thrombocytosis will be managed by administration of anti-platelet agent and if necessary by pheresis.

EFFICACY ENDPOINTS     Peripheral blood neutrophil, platelet, rbc, reticulocyte
                       and neutrophil counts
                       Peripheral blood CD34+ cells

SAFETY ENDPOINTS       Peripheral blood neutrophil, platelet, rbc, reticulocyte
                       and neutrophil counts
                       Peripheral blood CD34+ cells
                       Bone Marrow Aspirate (bone marrow morphology and megakaryocte evaluation)

                       Complete blood counts will be obtained pre-dose, 1 hour post-dose, and then at 2, 4, 6, 12 and 24, 48 and 72 hours post dosing as well as on Day 5,7,10, 14, 21 and 28.

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                                         Agreement Re: Exercise of Stock Warrant

EXPLORATORY ENDPOINTS  Adverse events
                       Routine safety laboratory tests
                       Platelet aggregation

                       Multipotential colony forming potential in vitro

PHARMACOKINETIC        Blood samples will be taken for measurement of drug
EVALUATION             levels pre and post-dose, 5 minutes, 15 minutes, 30
                       minutes, 1, 2, 4, 6,12, 24, 48, and 72 hours post dosing.
                       Compound levels will be measured using either a cell based bioassay or by ELISA and Cmax, Tmax, AUC and t1/2 will be evaluated.

PLANNED SAMPLE SIZE    Sample size is based on feasibility. No formal
                       statistical calculations have been performed. It is anticipated that up to 50 subjects may be enrolled. No subject will be enrolled in more than one dose cohort.

TARGET POPULATION      Healthy male and female volunteers

INCLUSION CRITERIA     > than = to 18, < than = to 65 years of age
                       In good health with no history of major medical condition
                       Vital signs within normal limits
                       Negative pregnancy test and using barrier method of contraception if female and of child bearing potential
                       Hematological values within normal limits
                       Neutrophil count of > or = to X
                       Platelet count < than = to 400,000 x10(9)/L and with a difference of <50,000 x10(9)/L in two pretreatment screening tests

GENERAL EXCLUSION
CRITERIA Laboratory tests of renal, hepatic function and electrolyte levels out side normal limits at screening

EXCLUDED CONDITIONS    Platelet disorder of any type
                       History of bleeding diathesis
                       History of thromboembolism, cardiovascular disease, hepatic disease
                       History of malignancy of any type
                       History of organ specific or systemic inflammatory disease
                       Hepatitis B surface antigen (HBsAg), hepatitis C antibody
                       (anti-HC), and human immunodeficiency virus (HIV).

EXCLUDED MEDICATIONS   Aspirin, NSAIDs (including COX-2 specific NSAIDs),

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                                         Agreement Re: Exercise of Stock Warrant

                       clopidogrel and other drugs that affect platelet function Oral or inhaled corticosteroids Drugs that affect platelet count Immunosuppressive therapies

DURATION OF STUDY      Approximately four months

COUNTRIES              USA

CENTERS                1

BLINDING               Single blind

RANDOMIZATION          A randomization code will be developed to enable placebo
                       or active treatment within each cohort

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                                         Agreement Re: Exercise of Stock Warrant

                                 SCHEDULE 4(e)-2

                       Multi-Day Phase I Clinical Studies

PROTOCOL TITLE         A single blind, dose rising/MTD study of the safety,
                       pharmacokinetics and pharmacodynamics of a once daily subcutaneous dosing x 5 days of CT-0214 administered to normal human volunteers.

PROTOCOL NUMBER        XXXXX-XX

COMPOUND NUMBER        CT-0214

COMPOUND NAME          N/A

DOSE/ROUTE/REGIMEN     X - X mg/kg subcutaneous, single daily dose x 5 days

SPONSOR                Chemokine Therapeutics

CLINICAL PHASE         Phase I

INDICATION             Increased neutrophil and platelet production in male and
                       female healthy normal volunteers.

OBJECTIVES                 -   To evaluate the safety and tolerability of
                               single doses of CT-0214

                           - To evaluate the pharmacokinetic profile of single doses of CT-0214

                           - To evaluate the pharmacodynamic effects of CT-0214 as assessed by measurement of changes in peripheral blood stem cells (CD34+), neutrophil counts, platelet counts and other hematological parameters

                           - To generate preliminary comparative information on the effects of CT-0214 on the multilineage potential of peripheral blood stem cells

TRIAL DESIGN           The study will be a single blind, dose rising/MTD study
                       in which normal human volunteers will receive a single subcutaneous dose of CT-0214 daily for 5 days . The starting dose will be XX mg/kg. Successive dose cohorts will receive 2X mg/kg, 3X mg/kg, 4X mg/kg, 10X mg/kg and 20X mg/kg. 6 subjects will be enrolled in each cohort, 5 of whom will receive active therapy and one will receive placebo.

                       Each subject will be observed at regular (15 minute) intervals during the first hour post administration and then hourly as an inpatient for 72 hours for close safety monitoring and pharmacokinetic sampling. Further outpatient follow up for safety, pharmacokinetic and pharmacodynamic evaluation will occur on days 5, 7, 10, 14, 21 and 28. Each successive dose cohort will be treated two weeks after the previous group.

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                       Complete blood counts will be obtained pre-dose, 1 hour
                       post-dose, and then at 2, 4, 6, 12 and 24, 48 and 72 hours post dosing as well as on Day 5,7,10, 14, 21 and
                       28. These time points will also be utilized for pharmacokinetic sampling.

                       A bone marrow aspirate will be obtained on Day 1 post dose.

                       When a dose is reached at which evidence of pharmacodynamic effect (defined as a X% increase in neutrophils, X % increase in platelet count relative to the pretreatment value) is observed in 2/3 actively treated subjects dosing at that level will be extended to include a further four subjects (3/1 active/placebo). If the efficacy is confirmed one further dose cohort of 6 subjects (4/2 active/placebo) will be enrolled to provide further confirmation of pharmacodynamic effect. If the pharmacodynamic effect is only observed at the highest planned dose a further dose increase will be considered, assuming that no evidence of toxicity has been observed.

                       If a safety /tolerability event that is possibly or probably related to study medication occurs in a single actively treated subject at any dose four further subjects (3/1 active/placebo) will be enrolled at that dose to determine if a dose limiting toxicity has been identified.

                       Excessive thrombocytosis will be managed by administration of anti-platelet agent and if necessary by pheresis.

EFFICACY ENDPOINTS     Peripheral blood neutrophil, platelet, rbc, reticulocyte
                       and neutrophil counts
                       Peripheral blood CD34+ cells

SAFETY ENDPOINTS       Peripheral blood neutrophil, platelet, rbc, reticulocyte
                       and neutrophil counts
                       Peripheral blood CD34+ cells
                       Bone Marrow Aspirate (bone marrow morphology and megakaryocte evaluation)

                       Complete blood counts will be obtained pre-dose, 1 hour post-dose, and then at 2, 4, 6, 12 and 24, 48 and 72 hours post dosing as well as on Day 5,7,10, 14, 21 and 28.

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EXPLORATORY ENDPOINTS  Adverse events
                       Routine safety laboratory tests
                       Platelet aggregation

                       Multipotential colony forming potential in vitro

PHARMACOKINETIC        Blood samples will be taken for measurement of drug
EVALUATION             levels pre and post-dose, 5 minutes, 15 minutes, 30
                       minutes, 1, 2, 4, 6,12, 24, 48, and 72 hours post dosing.
                       Compound levels will be measured using either a cell based bioassay or by ELISA and Cmax, Tmax, AUC and t1/2 will be evaluated.

PLANNED SAMPLE SIZE    Sample size is based on feasibility. No formal
                       statistical calculations have been performed. It is anticipated that up to 50 subjects may be enrolled. No subject will be enrolled in more than one dose cohort.
                       TARGET POPULATION Healthy male and female volunteers

INCLUSION CRITERIA     > than  = to 18, < than = to 65 years of age
                       In good health with no history of major medical condition
                       Vital signs within normal limits
                       Negative pregnancy test and using barrier method of contraception if female and of child bearing potential
                       Hematological values within normal limits
                       Neutrophil count of > or = to X
                       Platelet count < than = to 400,000 x10(9)/L and with a difference of < than = to 50,000 x10(9)/L in two pretreatment screening tests

GENERAL EXCLUSION      Laboratory tests of renal, hepatic function and
CRITERIA               electrolyte levels out side normal limits at screening

EXCLUDED CONDITIONS    Platelet disorder of any type
                       History of bleeding diathesis
                       History of thromboembolism, cardiovascular disease, hepatic disease
                       History of malignancy of any type
                       History of organ specific or systemic inflammatory disease
                       Hepatitis B surface antigen (HBsAg), hepatitis C antibody
                       (anti-HC), and human immunodeficiency virus (HIV).

EXCLUDED MEDICATIONS   Aspirin, NSAIDs (including COX-2 specific NSAIDs),
                       clopidogrel and other drugs that affect platelet function

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                       Oral or inhaled corticosteroids
                       Drugs that affect platelet count
                       Immunosuppressive therapies

DURATION OF STUDY      Approximately four months

COUNTRIES              USA

CENTERS                1

BLINDING               Single blind

RANDOMIZATION          A randomization code will be developed to enable placebo
                       or active treatment within each cohort

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                                         Agreement Re: Exercise of Stock Warrant

                                 SCHEDULE 4(f)-1

                            Form of Option Agreement

                          OPTION AND LICENSE AGREEMENT

      THIS OPTION AND LICENSE AGREEMENT (the "Agreement") is entered into as of 15th day of April, 2003 (the "Effective Date"), by and between Chemokine Therapeutics Corp., a Delaware corporation, having a place of business at 19000 MacArthur Blvd., Suite 500, Irvine, CA 92612 (hereinafter "Licensor"), and Pharmaceutical Product Development, Inc., a North Carolina corporation, having a place of business at 3151 South 17th Street, Wilmington, North Carolina 28412 (hereinafter "Licensee").

      WHEREAS, Licensor has rights by ownership or license in Patent Rights and Know-How (as hereinafter defined) and in the inventions described and claimed therein; and

      WHEREAS, Licensee wishes to secure an exclusive option to license the Patent Rights and Know-How from Licensor in order to practice the inventions claimed therein and to make, use, offer for sale, and sell in the commercial market Licensed Products (as hereinafter defined) made in accordance therewith; and

      WHEREAS, Licensor is willing to grant such an option to Licensee under the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein, and good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

                             ARTICLE I - DEFINITIONS

      In addition to terms defined in other provisions of this Agreement, which terms shall have the meanings given to them in such provisions, the following terms shall have the meaning given to them in this Article I:

      1.01 "AFFILIATE" of a party hereto shall mean any entity that controls, is controlled by or is under common control with such party. For purposes of this definition, a party shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable ownership interest for an entity other than a corporation) or if it has management control of the other entity. Any reference in this Agreement to a party or to Licensor or Licensee shall include the Affiliates of that party (unless the context requires otherwise).

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                                         Agreement Re: Exercise of Stock Warrant

      1.02 "COMBINATION PRODUCT" means any product in any dosage form that contains, in addition to a Licensed Product, one or more other active ingredients having significant prophylactic or therapeutic activity.

      1.03 "CONFIDENTIAL INFORMATION" means any and all information disclosed, directly or indirectly, by the parties to each other, whether in writing or orally, (a) prior to the Effective Date; or (b) during the term of this Agreement, pursuant to the terms of Article IX hereof, that is identified as confidential information at the time of disclosure.

      1.04 "CONTROLLED" means, with respect to any compound, material, information or intellectual property right, that the applicable party owns or has a license to such compound, material, information or intellectual property right and has the ability to grant to the other party access, a license or a sublicense (as applicable under this Agreement) to such compound, material, information or intellectual property right as provided for herein.

      1.05 "CT COMPOUNDS" means those compounds listed in SCHEDULE 1.05.

      1.06 "CT INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 7.01(a).

      1.07 "CT KNOW-HOW" means any Know-How Controlled by Licensor, including but not limited to Manufacturing Know-How.

      1.08 "CT PATENTS" means all Patents that are Controlled by Licensor during the term of this Agreement and that claim CT Compounds or Licensed Products or the development, manufacture, intermediates made during the manufacture thereof, purification, use or formulation thereof, except for the Btd Patent. CT Patents include without limitation the Patents listed in SCHEDULE 1.08.

      1.09 "CTM PRODUCT" means Compounds together with any formulation ingredients in a finished pharmaceutical dosage form suitable for administration and dosing to humans in clinical trials, but not in suitable form for commercial sale (for example, without limitation, not in packaged form such as blister packs or other containers and not including external packaging and package inserts).

      1.10 "ENFORCEABLE CLAIM" means a claim included in an issued and unexpired Patent that has not been: (i) abandoned or disclaimed; or (ii) declared invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.

      1.11 "FDA" means the Federal Food and Drug Administration.

      1.12 "FIELD" means the treatment of humans for use in all therapeutic indications.

      1.13 "FIRST COMMERCIAL SALE" means the first transaction following regulatory approval in which Licensee, its Affiliate or sublicensee transfers physical possession and title to a Licensed Product to a Third Party in exchange for value and after which transfer the seller has

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                                         Agreement Re: Exercise of Stock Warrant

no right or power to determine the Third Party's resale price. Transfer for research, development or testing purposes shall not constitute the First Commercial Sale.

      1.14 "IND" means an investigational new drug application.

      1.15 "KNOW-HOW" means any unpatented or unpatentable inventions, information, data, drawings, plans, specifications and designs relating to CT Compounds, CTM Products or Licensed Products including, in particular, any marketing information, pre-clinical, clinical, toxicology, analytical, regulatory, ADME information and/or data.

      1.16 "LICENSED PRODUCTS" means a product that is suitable for commercial sale and contains or comprises CT Compounds.

      1.17 "MANUFACTURING KNOW-HOW" means any Know-How that relates to the manufacture of CT Compounds, CTM Products or Licensed Products, including processes and analytical methods therefor.

      1.18 "NDA" shall mean a New Drug Application filed with the United States Food and Drug Administration in conformance with applicable laws and regulations.

      1.19 "NET SALES" means the total amount actually received by Licensee in United States dollars (or converted thereto in accordance with the Agreement) based on receipts on sales of the Licensed Products by Licensee, its Affiliates, sublicensees and/or Affiliates of sublicensees in the Territory to Third Parties, less the following deductions (i) trade, cash and quantity discounts actually taken on such Licensed Products; (ii) taxes on sales (such as sales or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced; (iii) freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced; and (iv) reserves for amounts to be repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions, chargebacks, rebates or commissions, made in accordance with generally accepted accounting principles and Licensee's accounting policies. Sales between Licensee and its Affiliates and sublicensees shall not be treated as Net Sales hereunder.

      1.20 "PATENT" means (i) unexpired letters patent (including inventor's certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

      1.21 "PATENT RIGHTS" means all Patents Controlled by Licensor including CT Patents and CT Intellectual Property Patents.

      1.22 "PHASE I STUDY" means a dose-ranging and drug tolerance study in human volunteers, and subject to an IND filing and authorization by the FDA, including, but not limited

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                                         Agreement Re: Exercise of Stock Warrant

to, the Phase I clinical studies set forth in Section 4(e) of the Agreement re:
Exercise of Stock Warrant, executed by the Parties hereof, dated April 15, 2003.

      1.23 "PHASE III CLINICAL STUDY" means a trial involving administration of a CT Compound to sufficient numbers of human patients with the goal of establishing that the CT Compound is safe and efficacious for its intended use, to define warnings, precautions and adverse reactions that are associated with the drug or label expansion of such CT Compound, and to be considered as a pivotal study for submission of a NDA.

      1.24 "PRODUCT-RELATED IMPROVEMENT" means any invention, patentable or not, information or data which (a) is related to a CT Compound, but is not the composition of matter of a CT Compound, or methods of synthesis or manufacturing thereof, and (b) is either (i) made, identified, conceived, reduced to practice or generated at any time solely or jointly by Licensee's employees or agents or
(ii) made, identified, conceived, reduced to practice or generated solely or jointly by Licensee's or Licensor's employees or agents during the term of this Agreement. Product-Related Improvements include but are not limited to new formulations, new uses and dosage forms of CT Compounds.

      1.25 "TERRITORY" shall mean the all countries of the world.

      1.26 "THIRD PARTY" means any person or entity other than Licensor or Licensee or an Affiliate of Licensor or Licensee.

      1.27 "UBC PATENTS" means those Patents listed in SCHEDULE 1.27.

                       ARTICLE II - OPTION TO LICENSE AND
                       DEVELOPMENT OBLIGATIONS OF LICENSOR

      2.01 LICENSE OPTION. Subject to and upon the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive option for the license and sublicense rights to the, the CT Patents, the UBC Patents and the CT Know-How in the Field, all as set forth in Article I and Articles III through XII of this Agreement (the "Option").

      2.02 NOTICE OF COMPLETION; TERM OF OPTION. Upon completion of a Phase I Study with respect to a CT Compound ("Completed Compound"), Licensor shall promptly notify Licensee in writing of such completion and summarize in detail the results of all pre-clinical studies and of the Phase I Study (the "Completion Notice"). The term of the Option with respect to each Completed Compound shall commence on the Effective Date and shall continue for a period of ninety (90) days following Licensee's receipt of the Completion Notice for such Completed Compound (the "Option Period"). In the event Licensee does not exercise the Option with respect to a Completed Compound (a "Rejected Compound"), the Option shall continue to remain in full force and effect for any other CT Compounds (other than Rejected Compound(s)).

      2.03 EXERCISE OF OPTION. Licensee may exercise the Option during the Option Period by delivering written notice to Licensor of Licensee's exercise of the Option on or before the

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                                         Agreement Re: Exercise of Stock Warrant

expiration of the sixty (60) day period following Licensee's receipt of a Completion Notice for any Completed Compound. The date on which such notice is given in accordance with Section 12.07 shall be the "Option Exercise Date" for purposes of this Agreement.

      2.04 LICENSE TERMS. Upon the exercise by Licensee of the Option, the provisions set forth in Article I and Articles III - XII of this Agreement shall constitute the terms and conditions of the license and sublicense rights granted by Licensor to Licensee with respect to the UBC Patents, the CT Patents and the CT Know-How in the Field related to all CT Compounds.

                     ARTICLE III - LICENSES AND EXCLUSIVITY

3.01 LICENSE GRANTS. Effective immediately upon the Option Exercise Date, Licensor hereby grants to Licensee the following exclusive licenses and sublicenses to the UBC Patents, the CT Patents, the CT Know-How and the CT Intellectual Property Patents in the Field:

      (a) SUBLICENSE TO UBC PATENTS. An exclusive, royalty bearing sublicense (with the right to further sublicense as provided in Section 3.02) under the UBC Patents to develop, use, offer for sale and sell CT Compounds or Licensed Products in the Territory in the Field; and

      (b) LICENSE TO CT PATENTS. An exclusive, royalty bearing license (with the right to further sublicense as provided in Section 3.02) under the CT Patents to develop, use, offer for sale and sell CT Compounds or Licensed Products in the Territory in the Field; and

      (c) LICENSE TO CT KNOW-HOW. A non-exclusive license (with the right to further sublicense as provided in Section 3.02) under CT Know-How to make, have made and import CT Compounds or Licensed Products in the Territory in the Field; and

      (d) LICENSE TO CT INTELLECTUAL PROPERTY PATENTS. An Exclusive license (with the right to further sublicense as provided in Section 3.02) under CT Intellectual Property Patents (as defined below in Section 7.01(a)) to make, have made and import CT Compounds or Licensed Products in the Territory in the Field.

3.02 RIGHT TO SUBLICENSE. With respect to the licenses and sublicenses granted to Licensee in Section 3.01 above, each such license and sublicense shall include without limitation the right of Licensee to sublicense to any party, including without limitation an Affiliate, so long as such sublicense is consistent with the terms of this Agreement.

3.03 EXCLUSIVITY. Beginning on the Option Exercise Date and continuing during the term of this Agreement, Licensee shall have the exclusive right to make, use, offer for sale or sell CT Compounds or Licensed Products, and Licensor and any of its Affiliates will not directly, indirectly or through one or more intermediaries conduct any development or commercialization activities (or grant any rights to Third Parties to do so) with respect to the CT Compounds or any product containing or comprising a CT Compound.

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3.04 NO DUTY TO DEVELOP. Licensee shall not have any duty or obligation to develop or otherwise devote resources to the development of any CT Compounds during the term of this Agreement. In the event Licensee in its sole and absolute discretion elects to pursue the development of a CT Compound and subsequently discontinues the development of that CT Compound (the "Discontinued Compound"), Licensee shall notify Licensor thereof in writing. Within 120 days of Licensor's receipt of such notification from Licensee, if Licensor desires to re-acquire the rights to the Discontinued Compound, Licensor shall so notify Licensee thereof in writing, setting forth the terms and conditions upon which it is desires to re-acquire such rights, and Licensor and Licensee shall thereafter negotiate such terms and conditions in good faith.

                        ARTICLE IV - DEVELOPMENT TRANSFER

4.01 TRANSFER OF MATERIAL. Licensor shall in good faith and at no charge to Licensee promptly following the Option Exercise Date, but in any event within ten (10) days of the Option Exercise Date, transfer to Licensee all CT Compounds and CTM Product in its possession as of the Option Exercise Date of this Agreement. Such transfer of material shall be accompanied by applicable quality and regulatory information necessary to permit use of such materials in clinical testing.

4.02 TRANSFER OF KNOW-HOW. Within thirty (30) days of the Option Exercise Date, Licensor shall in good faith supply Licensee with copies of the CT Know-How pertinent to the development of the CT Compounds in the Field, and shall transfer to Licensee the legal title to any IND on the CT Compounds presently on file in Licensor's name with the FDA and any comparable filings in other countries of the Territory. Licensor shall also facilitate transfer of CT Compound manufacturing-related information (including any associated quality and analytical information) to Licensee from those Third Parties from which Licensor has received quotations for manufacturing CT Compound that Licensor is not under any obligation to keep confidential. Licensor will provide Licensee with all relevant information available and known to Licensor concerning the safety, handling, use, disposal and environmental effects of the CT Compounds or as may be useful to Licensee to develop the CT Compounds, including but not limited to any communications with regulatory agencies.

4.03 ADVERSE EVENT REPORTING. Licensor will report all serious adverse events of which it becomes aware to Licensee as soon as possible, but within 48 hours in any event.

4.04 DEVELOPMENT COSTS. Upon exercise of the Option, Licensee shall pay all costs associated with the development and commercialization of Licensed Product.

                         ARTICLE V - FEES AND ROYALTIES

5.01 LICENSE FEE. In the event Licensee exercises the Option in accordance with the terms and conditions of this Agreement, Licensee shall, within thirty (30) days of the Option Exercise Date, pay to Licensor a one-time license fee in the amount of one million five hundred thousand dollars ($1,500,000) (the "License Fee").

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5.02 MILESTONE PAYMENTS. In the event Licensee exercises the Option, in addition to the License Fee, Licensee shall pay Licensor the following additional amounts (individually a "Milestone Payment" and collectively the "Milestone Payments"):

      (a) INITIATION OF PHASE III CLINICAL STUDY. Licensee will notify Licensor in writing upon Licensee's initiation of the Phase III clinical study in the Field involving the CT Compound within sixty (60) days of such completion. For purposes of this Agreement, initiation of the Phase III clinical study shall mean dosing of the first patient in the Phase III study. Within thirty (30) days of such notification, Licensee will pay Licensor a one-time milestone payment in an amount equal to two million dollars ($2,000,000) with respect to such CT Compound.

      (b) ACCEPTANCE OF NDA FILING. Licensee will notify Licensor in writing of written acceptance of a NDA filing with the FDA for the Licensed Product within sixty (60) days of Licensee's receipt of written acceptance by the FDA. Within thirty (30) days of such notification, Licensee will pay to Licensor a one-time milestone payment in an amount equal to four million dollars ($4,000,000) with respect to such the Licensed Product.

      (c) APPROVAL OF NDA. Licensee will notify Licensor in writing of written approval of a NDA by the FDA for the Licensed Product within sixty (60) days of Licensee's receipt of written acceptance by the FDA. Within thirty (30) days of such notification, Licensee will pay to Licensor a one-time milestone payment in an amount equal to seven million five hundred thousand dollars ($7,500,000) with respect to the Licensed Product.

5.03 ROYALTIES. In addition to the License Fee and the Milestone Payments to be paid by Licensee to Licensor as provided in Sections 5.01 and 5.02, subject to the terms and conditions of this Agreement, Licensee shall pay to Licensor a royalty on Net Sales of a Licensed Product ("Royalty" or "Royalties") in accordance with the provisions set forth in this Section 5.03 and Sections 5.04 through 5.09:

      (a) PATENTED PRODUCTS. If a Licensed Product is sold in a country where such Licensed Product is covered by an Enforceable Claim of the Patent Rights, then one hundred percent (100%) of the Net Sales of such Product in such country shall be used to determine the Royalty under subsection (c).

      (b) UNPATENTED PRODUCTS. If a Licensed Product is sold in a country where such Licensed Product is not covered by an Enforceable Claim of the Patent Rights, then fifty percent (50%) of the Net Sales of such product in such country shall be used to determine the Royalty under subsection (c).

      (c) NET SALES ROYALTY SCHEDULE. In any calendar year, Licensee shall pay Licensor a Royalty in an amount equal to eight percent (8%) of Net Sales on Net Sales that are less than or equal to four hundred million dollars ($400,000,000) and an amount equal to ten percent (10%) on Net Sales greater than four hundred million dollars ($400,000,000) of Net Sales up to one billion dollars ($1,000,000,000) for the applicable calendar year. Licensee shall pay Licensor a Royalty in an amount equal to twelve percent (12%) on Net Sales in excess of to one billion dollars ($1,000,000,000) for the applicable calendar year.

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      (d) SUBLICENSE ROYALTY. In the event that Licensee sublicenses a CT
Compound or a Licensed Product pursuant to Section 3.02 hereof, then Licensee shall pay a Royalty in an amount equal to ten percent (10%) of all sublicense fees and Royalties paid to PPD by the sublicensee.

5.04 ROYALTY PERIOD. Licensee's obligation to pay Royalties to Licensor under
Section 5.03 shall begin in each country upon the date of the First Commercial Sale in such country of such Licensee's Licensed Product.

5.05 PAYMENTS TO THIRD PARTIES. The parties recognize that Licensee may need to obtain additional licenses from a Third Party to use such Third Party's technology ("Third Party Technology") to be able to practice under the licenses and sublicenses granted under Section 3.01 hereof. If Licensee's total combined royalty percentage for the rights granted hereunder and for rights in Third Party Technology equals or exceeds five percent (5%), then the royalty rates set forth in Section 5.03(c) shall be reduced by the royalty percentage required to be paid by Licensee to the Third Party for the Third Party Technology; provided, however, that the reduced royalty rates shall not be less than one-half of the royalty rates set forth in Section 5.03.

5.06 FREQUENCY; METHOD OF CALCULATION. Royalties on Licensed Products shall be calculated and paid on a calendar quarter, country by country basis, on Net Sales of Licensed Products in each country in which Licensed Products were sold during each such calendar quarter. Licensee shall provide Licensor with a statement of Royalties owed by Licensee to Licensor for each applicable country within forty-five (45) days after the end of each calendar quarter other than the last quarter in any calendar year, and the Royalties shall be paid on the date such statement is due. At the end of each calendar year, Royalties for such calender year shall be calculated and paid on the aggregate Net Sales of Licensed Products for such calender year. Within sixty (60) days after the end of each calendar year, Licensee shall provide Licensor with a statement showing the total amount of Royalties due for the prior calendar year for each Licensed Product sold in each country, the method by which such Royalties for such year were calculated, including a breakdown of gross sales and Net Sales for each Licensed Product sold, including any exchange rates used, if applicable, and the amount of Royalties previously paid by Licensee to Licensor for such calendar year. If there are no sales of Licensed Product in a country in a given year, then no statement with respect to such country shall be provided. Licensee shall submit any additional Royalties due to Licensor with such statement.

5.07 SALES UPON INVOICING. A sale of Licensed Product shall be deemed to have occurred upon receipt of payment for a Licensed Product by a Third Party. Regardless of the number of Patents or other components of Know-How that cover a Licensed Product, only the Royalty shall be payable upon the sale of a Licensed Product.

5.08 OTHER CONSIDERATION. In the case of a sale or other disposal of Licensee's Licensed Product for value other than in an arm's-length transaction exclusively for money, such as barter or counter-trade, the amount of such sale shall be calculated using the fair market value of such Licensed Product (if higher than the stated sales price) in the country of disposition.

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5.09 COMBINATION PRODUCTS. Licensee shall pay Licensor a royalty on Net Sales of any Combination Product on the same basis upon which Licensee pays Royalties on Licensed Products; provided, however, that the royalty rate payable with respect to any Combination Product shall equal the Royalty rates set forth in Section
5.03 times a fraction, the numerator of which shall be Licensee's, its Affiliates' or sublicensees' published sale price in such country for equivalent dosages of the Compound contained in the Combination Product and the denominator of which shall equal the sum of Licensee's, its Affiliates' or sublicensees' published sales prices in the applicable country for equivalent dosages of all active ingredients contained in such Combination Product. If the numerator and denominator cannot be determined in the manner set forth above, then the parties shall enter into good faith negotiations regarding the determination of such fraction.

             ARTICLE VI - ROYALTY RECORDS, VERIFICATION AND PAYMENT

6.01 BOOKS AND RECORDS. Licensee shall keep and shall require any Affiliates and sublicensees selling Licensed Products to keep proper records and books of account, in accordance with generally accepted accounting practices, showing the Net Sales of Licensed Products in each country upon which the royalty payments of Licensee are based, and all other information necessary for the accurate determination of Royalties to be made hereunder.

6.02 AUDIT. On reasonable written notice, Licensor, at its own expense, shall have the right, no more than once a year, to have an independent certified public accountant inspect and audit the books and records of Licensee, including any Net Sales reports received from its Affiliates and its sublicensees, during usual business hours for the sole purpose of, and only to the extent necessary for, determining the correctness of Royalty payments due under this Agreement. Such examination with respect to any fiscal year shall not take place later than three years following the expiration of such period. The expense of any such audit shall be borne by Licensor; provided, however, that, if the audit with respect to a particular calendar year discloses an error in excess of three percent (3%) or fifty thousand dollars ($50,000), whichever is greater, in favor of the Licensor, then Licensee shall pay, in addition to the amount of any underpayment, the reasonable cost of the audit. Licensee shall include substantially the same audit rights in any sublicense it grants in order to ensure correctness of payments due hereunder.

6.03 FOREIGN PAYMENTS. Royalties based on Net Sales outside of the U.S. shall be payable in the United States in dollars. Dollar amounts shall be calculated in the foreign currency for the country in which Net Sales are recorded and will be translated into dollars as published by the Wall Street Journal on the last business day of the quarter for which such payments are due. Payments in dollars shall be paid by wire transfer to Licensor.

                       ARTICLE VII - INTELLECTUAL PROPERTY

7.01 OWNERSHIP OF COMPOUNDS AND PRODUCT-RELATED IMPROVEMENTS.

      (a) COMPOUND RIGHTS. Licensor shall own all right, title and interest in and to all intellectual property rights covering the composition of matter of CT Compounds made by

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                                         Agreement Re: Exercise of Stock Warrant

Licensor alone, or jointly by Licensor and Licensee in the course of further development of Licensed Product during the term of this Agreement ("CT Intellectual Property").

      (b) PRODUCT-RELATED IMPROVEMENTS. Licensee shall own all right, title and interest in and to all Product-Related Improvements and all Patents claiming Product-Related Improvements ("Product-Related Improvement Patents").

7.02 PATENT PROSECUTION.

      (a) Licensor shall have the right to control the preparation, filing, prosecution, and maintenance of CT Patents, and be responsible for all costs associated with such Patents. Licensor shall provide Licensee with drafts of all proposed Compound patent filings (including, without limitation, patent applications, amendments and responses to official actions) at least 30 days before filing and shall take into account any comments provided by Licensee to Licensor within 30 days after Licensee's receipt of the applicable draft. If Licensor decides not to file or maintain any applications or patents on a country-by-country basis or patent family basis for any CT Patents, Licensor shall give Licensee reasonable notice of same and after receipt of such notice, Licensee may, at its expense, file or maintain such applications or patents at its own expense, and Licensor shall assign such patents and patent applications to Licensee that Licensee elects to file or maintain.

      (b) Licensee shall have the right to control the preparation, filing, prosecution, maintenance and defense thereof and be responsible for all costs associated with CT Intellectual Property patents ("CT Intellectual Property Patents") and Product-Related Improvement Patents. Licensor shall provide Licensee and any person designated by Licensee, any reasonable assistance required to perfect the rights defined in Sections 7.01(a)(ii) and 7.01(b). Subject to the last sentence in this Section 7.02(b), if Licensee decides not to file or maintain any applications or patents on a country-by-country basis or patent family basis for any CT Intellectual Property Patent or Product-Related Improvement Patent, Licensee shall give Licensor reasonable notice of same and after receipt of such notice, Licensor may, at its expense, file or maintain such applications or patents at its own expense, and Licensee shall assign such patents and patent applications to Licensor that Licensor elects to file or maintain. The previous sentence shall not apply to any decision of Licensee that is based on its determination, in its sole discretion, that the value of a particular CT Intellectual Property or Product-Related Improvement will most likely be maximized by a form of intellectual property protection other than patent protection, or that a particular filing would detract from the overall value of the patent estate.

      (c) In the event that Licensor desires Licensee to pay preparation, filing, prosecution, and maintenance of CT Patents and/or CT Intellectual Property Patents, then Licensee shall acquire control of the preparation, filing, prosecution, and maintenance such patents and patent applications.

7.03 NOTIFICATION. Each party shall notify the other party of any CT Intellectual Property or Product-Related Improvement, as the case may be.

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                                         Agreement Re: Exercise of Stock Warrant

7.04 ASSIGNMENT. Licensor hereby irrevocably assigns to Licensee any rights it may obtain which are owned by Licensee pursuant to Section 7.01(b). Licensee shall have the right to obtain and to hold in it own name, patents or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Licensor shall provide Licensee and any person designated by Licensee any reasonable assistance required to perfect the rights defined in this Section 7.01(b).

7.05 TRADEMARKS. Licensee shall own all trademarks developed by Licensee used to identify a Licensed Product.

                     ARTICLE VIII - PATENT AND INFRINGEMENT

8.01 INFRINGEMENT OF PATENT RIGHTS. Licensor shall notify Licensee in writing promptly of any actual, potential or suspected infringement (collectively "alleged infringement") of Patent Rights of which Licensor becomes aware and shall promptly provide the Licensee with available evidence of such alleged infringement. Licensee may, at its own initiative and expense, bring and conduct legal action, and Licensee shall be entitled to any recoveries, damages or awards obtained in such action (through settlement, court order, or otherwise).

8.02 COOPERATION. Licensor shall cooperate with Licensee in litigation proceedings instituted hereunder, provided that Licensee shall reimburse Licensor for reasonable out-of-pocket expenses incurred by it in cooperating with Licensee, and provided further that in no event shall Licensee make any admission of guilt or liability on the part of Licensor without such party's prior written consent. Licensor shall have the right, at its sole cost and expense, to retain counsel of its own choice with respect to any litigation instituted by Licensee hereunder, and Licensee shall have no obligation to pay or reimburse Licensor therefor.

                      ARTICLE IX - CONFIDENTIAL INFORMATION

9.01 OBLIGATIONS. Each party will maintain Confidential Information confidential throughout the term of this Agreement and for a period of seven (7) years after the termination of this Agreement. However, such obligation of confidentiality shall not apply to any information that:

      (a) is, as of the Effective Date, in the public domain or subsequently enters the public domain through no fault of the party receiving Confidential Information ("Receiving Party");

      (b) was known to the Receiving Party prior to disclosure by the party disclosing Confidential Information ("Disclosing Party") hereunder and was acquired without breach of any obligation to the Disclosing Party and can be documented by written records;

      (c) is disclosed to the Receiving Party by a Third Party lawfully in possession of same and having the right to disclose same;

      (d) is independently developed by Receiving Party as demonstrated by written evidence without reference to information disclosed by Disclosing Party; or

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                                         Agreement Re: Exercise of Stock Warrant

      (f) is required to be disclosed by a governmental authority provided reasonable notice of the impending disclosure is provided to the Disclosing Party, and the Disclosing Party has agreed to such disclosure in writing or has exhausted its right to contest such disclosure.

9.02 LIMITATIONS ON PUBLICATIONS. The parties agree that no one party shall publish, release or disclose to any Third Party the results of any studies, whether conducted by its own employees or in conjunction with a Third Party, carried out pursuant to this Agreement or Confidential Information received from the other party that is relating to the Compounds, without the prior written approval of the other party. Each party agrees to provide the other party with a copy of any proposed abstracts, presentations, manuscripts, or any other disclosure which discloses clinical study results pursuant to this Agreement or Confidential Information received from the other party relating to the Compounds at least one hundred twenty (120) days prior to their intended submission for publication and agrees not to submit or present such disclosure until the party not seeking to disclose such information provides its prior written approval.

                             ARTICLE X - WARRANTIES

10.01 BY LICENSOR. Licensor represents and warrants to Licensee the following:

      (a) LICENSES - LICENSOR. Licensor represents and warrants that it is the owner or exclusive licensee of the Patent Rights and has the full right, power and authority to sublicense and grant the rights provided for in this Agreement. Licensor further represents and warrants that it: (i) has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Patent Rights; (ii) is not aware of any ground rendering any of Patent Rights invalid or unenforceable; (iii) has no knowledge of the existence of any patent or other intellectual property right owned or Controlled by a Third Party that dominates the Patent Rights or would materially preclude the Parties from developing and commercializing Licensed Products; (iv) has no knowledge of the existence of any patent or other intellectual property right Controlled by Licensor, that would prevent Licensee from developing and commercializing Licensed Products, or otherwise exercising its rights pursuant to this Agreement, (v) has listed all CT Patents and UBC Patents necessary for Licensee to exercise its rights pursuant to this Agreement, and (vi) has received from the University of British Columbia all necessary documentation to assure Licensor's rights in improvements (as defined under U.S. Patent law) to UBC Patents.

      (b) COMPOUNDS. Licensor represents and warrants that it has disclosed to Licensee in writing all CT Compounds.

      (c) AUTHORITY. Licensor is validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by Licensor and constitutes the valid and binding obligation of Licensor, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of this Agreement

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                                         Agreement Re: Exercise of Stock Warrant

have been duly authorized by all necessary action on the part of Licensor, its officers and directors.

      (d) NO CONFLICT. The execution, delivery and performance of this Agreement by Licensor does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; Licensor is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement.

10.02 BY LICENSEE. Licensee represents and warrants to Licensor the following:

      (a) NO CONFLICT. The execution, delivery and performance of this Agreement by Licensee does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; Licensee is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement.

      (b) AUTHORITY. Licensee is validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by Licensee and constitutes the valid and binding obligation of Licensee, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Licensee, its officers and directors.

10.03 LIMITATIONS ON WARRANTIES.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT LICENSOR HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.04 EMPLOYEE AGREEMENTS. Each party warrants that it has entered into a proprietary information and inventions agreement with each of its employees prior to the time that any such employee shall receive Confidential Information from a Disclosing Party or begin work related to this Agreement. Such agreement shall minimally set forth employee obligations to assign inventions to the inventing party and to maintain confidentiality of Confidential Information consistent with the terms of this Agreement. Each party shall enter into a similar agreement with any Third Party retained by the party to perform services hereunder prior to the time that such Third Party receives any Confidential Information from a Disclosing Party or begins work related to this Agreement.

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                                         Agreement Re: Exercise of Stock Warrant

                        ARTICLE XI - TERM AND TERMINATION

11.01 TERM. Unless sooner terminated as provided herein, the licenses or sublicenses granted herein shall commence on the Option Exercise Date and shall continue in full force and effect until the end of the term of the last-to-expire of Licensor's Patent Rights licensed under this Agreement.

11.02 TERMINATION WITHOUT CAUSE BY LICENSEE. Licensee may terminate this Agreement at any time without cause, by giving written notice thereof to Licensor. Such termination shall be effective ninety (90) days after such notice and all Licensee's rights associated herewith shall cease as of the date of termination.

11.03 TERMINATION UPON MATERIAL BREACH. At any time after the Option Exercise Date, either party shall have the right to terminate this Agreement upon the material default of the other party. In the event of such material default by a party ("Defaulting Party"), the other party ("Non-Defaulting Party") shall give the Defaulting Party written notice of the default and its election to terminate this Agreement at the expiration of a cure period ninety (90) days from the date of the notice. If the Defaulting Party fails to resolve the default during the cure period by: (a) curing the default, (b) providing a written explanation satisfactory to the Non-Defaulting Party that a default has not occurred, or (c) entering into a written agreement with the Non-Defaulting Party for the cure or other resolution of the default, then the Non-Defaulting Party may terminate this Agreement by giving written notice to the Defaulting Party. The termination will be effective upon Defaulting Party's receipt of such terminating notice. All termination rights shall be in addition to and not in substitution for any other remedies that may be available to the Non-Defaulting Party. Termination pursuant to this section will not relieve the Defaulting Party from liability and damages to the Non-Defaulting Party for default. Waiver by either party of a single default or a succession of defaults will not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

11.04 SALE OUTSIDE OF FIELD. The parties acknowledge and agree that, provided Licensee does not promote or pursue regulatory approval for the use of Compounds outside the Field, the sale of Compounds or Licensed Products to a Third Party who uses the same outside the Field shall not be a breach by Licensee of this Agreement.

11.05 TERMINATION FOR INSOLVENCY. If either Licensor or Licensee: (a) makes a general assignment for the benefit of creditors or becomes insolvent (for the purposes of this Agreement, "insolvent" shall mean the inability of a party to pay its debts as they become due in the ordinary course of business), (b) files an insolvency petition in bankruptcy, (c) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, (d) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or (e) becomes a party to any proceeding or action of the type described above in (c) or (d) and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days, then the other party may by written notice terminate this Agreement in its entirety with immediate effect.

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                                         Agreement Re: Exercise of Stock Warrant

11.06 RESIDUAL OBLIGATION UPON TERMINATION. Termination of this Agreement for any reason whatsoever will not release or discharge either party from the performance of any obligation, the payment of any debt or responsibility for any liability which previously accrued and remains to be performed, paid or discharged, at the date of such termination. However, upon termination no further obligations under this Agreement shall be incurred by the parties. Moreover, termination of this Agreement shall not release either party of the obligations of confidentiality set forth in Article IX that survives. Sections 5.03, 5.04, 5.05, 11.03, 11.04, 11.05, 11.06, 11.07, 12.01, 12.05, 12.08, 12.13,
12.14, 12.15, and 12.16 and Articles I, VI and VII shall survive any expiration or termination of this Agreement.

11.07 ADDITIONAL REMEDIES. Termination of this Agreement under Section 11.03 shall not be exclusive or prejudicial to any other rights or remedies each party may have on account of such termination.

11.08 PRE-ARBITRATION EFFORTS. In the event of any controversy or claim arising from or relating to any provision of this Agreement, or any term or condition hereof, or the performance by a party of its obligations hereunder, or its constructive or its actual or alleged breach, the parties shall try to settle their differences amicably between themselves. If the representatives of the parties are unable to reach agreement on any such issue, the issue shall be submitted for consideration, in the case of Licensee, to its Chief Executive Officer, or its designee, and in the case of Licensor, to its Chief Executive Officer, or its designee. If such representatives are unable to agree within fourteen (14) days, then the issue shall be submitted for consideration to, in the case of Licensee, to the Chief Executive Officer, and, in the case of Licensor, to its Chief Executive Officer. If such representatives are unable to agree within fourteen (14) days, then any disputes remaining unresolved between the parties, except as otherwise provided in this Agreement, shall be finally resolved by binding arbitration, as set forth below.

11.09 ARBITRATION.

      (a) ARBITRATION JURISDICTION. Any dispute or controversy arising out of or relating to this Agreement not able to be resolved between the parties as provided in Section 11.07 will be finally decided by arbitration in accordance with the then-current Arbitration Rules of the American Arbitration Association; provided, however, that the code of civil procedure of the state in which arbitration is being held shall apply to any such proceeding. Any such arbitration proceeding will be conducted in Wilmington, North Carolina. The Parties agree that any arbitration panel will include members knowledgeable as to evaluation of pharmaceutical technology.

      (b) ARBITRATION PROCEDURES. Whenever a party decides to institute arbitration proceedings, it shall give written notice to the other party. A single arbitrator mutually chosen by the parties shall conduct the arbitration. If the parties cannot agree upon a single arbitrator within fifteen (15) days after the institution of the arbitration proceeding, then the arbitration will be conducted by a panel of three arbitrators appointed in accordance with applicable AAA rules; provided, however, that each party shall within thirty
(30) days after the institution of the arbitration proceedings appoint one arbitrator, with the third arbitrator being chosen by the other

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                                         Agreement Re: Exercise of Stock Warrant

two arbitrators. If only one party appoints an arbitrator, then such arbitrator shall be entitled to act as the sole arbitrator to resolve the controversy. All arbitrator(s) eligible to conduct the arbitration must agree to render their opinion(s) within thirty (30) days after completion of the final arbitration hearing. The arbitrator(s) shall have the authority to grant injunctive relief and specific performance, and to allocate between the parties the costs of arbitration in an equitable manner; provided, however, that each party shall bear its own costs, attorneys fees and witness fees. Notwithstanding the terms of this Section, a party shall also have the right to obtain, prior to the arbitrator(s) rendering the arbitration decision, provisional remedies, including injunctive relief or specific performance, from a court having jurisdiction thereof. The arbitrator(s) will, upon the request of either party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties. Decisions of the arbitrator(s) shall be final and binding on all of the parties. Judgment upon the award rendered may be entered in the highest court or forum, state or federal, having jurisdiction; provided, however, that the provisions of this Section will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration.

                           ARTICLE XII - MISCELLANEOUS

12.01 INDEMNIFICATION.

      (a) BY LICENSOR. Except to the extent an action described below involves gross negligence or intentional misconduct by Licensee, its officers, directors, employees and/or agents, Licensor shall indemnify, hold harmless and defend Licensee, its Affiliates and its authorized directors, officers, employees and/or agents against any and all claims, suits, losses, damage, costs, fees (including reasonable attorney's fees) and expenses resulting from or arising out of the Licensor's activities under this Agreement, including, but not limited to, breach of Licensor's representations, warranties, covenants, agreements and obligations hereunder. Licensor's obligation to indemnify, hold harmless and defend shall include, but not be limited to, claims, demands, judgments or costs whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage.

      (b) BY LICENSEE. Except to the extent an action described below involves gross negligence or intentional misconduct by Licensor, their officers, directors, employees and/or agents, Licensee shall indemnify, hold harmless and defend Licensor, its Affiliates and its authorized directors, officers, employees and/or agents against any and all claims, suits, losses, damage, costs, fees (including reasonable attorney's fees) and expenses resulting from or arising out of Licensee's activities under this Agreement, including, but not limited to, breach of Licensee's representations, warranties, covenants, agreements and obligations hereunder. Licensee's obligation to indemnify, hold harmless and defend shall include, but not be limited to, claims, demands, judgments or costs whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage.

12.02 RIGHT TO FIRST NEGOTIATE FOR A NON-LICENSED CT COMPOUND.

      In the event Licensor desires to grant an exclusive license to develop, use, offer for sale or sell any compound that is owned or Controlled by CT and that is a compound other than a CT

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                                         Agreement Re: Exercise of Stock Warrant

Compound ("Non-Licensed CT Compound") to any Third Party, Licensor shall notify Licensee thereof in writing (the "Non-Licensed CT Compound License Notice"). Licensee shall notify Licensor in writing within thirty (30) business days of receipt of the Non-Licensed CT Compound License Notice whether or not it desires to acquire an exclusive license of the Non-Licensed CT Compound identified in the Non-Licensed CT Compound License Notice. In the event Licensee fails to notify Licensor in writing within such 30-day period or notifies Licensor that it does not desire to obtain an exclusive license for such Non-Licensed CT Compound, then Licensor shall have the right for a period of two (2) months after receipt of such notice from Licensee to grant to any Third Party an exclusive license to develop, use, offer for sale or sell said Non-Licensed CT Compound on terms and conditions acceptable to Licensor in its sole discretion. If Licensor and a Third Party do not enter into a definitive agreement for an exclusive license of the Non-Licensed CT Compound within six months period, the restrictions set forth in this Section 12.02 shall again become effective.

      In the event Licensee notifies Licensor that it desires to enter into negotiations with Licensor to acquire an exclusive license for the Non-Licensed CT Compound identified in the Non-Licensed CT Compound License Notice, Licensee shall thereafter have the right, for a period of three (3) months after receipt of the Non-Licensed CT Compound License Notice (the "Negotiation Period"), to negotiate, execute and deliver a definitive agreement for the exclusive license to develop, use, offer for sale or sell such Non-Licensed CT Compound. Such time period shall be extended for an additional thirty (30) days if the parties are using their best efforts and negotiating in good faith to reach such an agreement, and have made significant progress in so doing, but cannot conclude such negotiations and/or execute a definitive agreement within such Negotiation Period. In the event Licensee and Licensor do not enter into a definitive agreement for the license of the Non-Licensed CT Compound on or before the expiration of the Negotiation Period or any extension thereof, then Licensor shall have the right for a period of six (6) months after the expiration of such Period to grant to any Third Party a license to develop, use, offer for sale or sell the Non-Licensed CT Compound on terms and conditions which are, on the whole, no more favorable to such Third Party than the terms and conditions, if any, last offered by Licensee to Licensor during the Negotiation Period or any extension thereof. If Licensor and a Third Party do not enter into a definitive agreement for an exclusive license of the Non-Licensed CT Compound within the three-month period, the restrictions set forth in this Section 12.02 shall again become effective.

12.03 AMENDMENT. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by an authorized representative of both parties.

12.04 ENTIRE AGREEMENT. The parties acknowledge and agree that this Agreement, including Schedules attached hereto, constitutes the entire agreement and understanding relating to the subject matter of this Agreement. As such, with the exception of the CDA, the Agreement supersedes all previous communications, proposals, representations and agreements, whether oral or written, relating to the subject matter of this Agreement.

12.05 SEVERABILITY. Each party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or

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                                         Agreement Re: Exercise of Stock Warrant

policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect; and if such provision cannot be so modified, it shall be severed from this Agreement and the remaining provisions shall be equitably adjusted if necessary, and shall remain in full force and effect.

12.06 WAIVER. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

12.07 NOTICES. Any notice required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if: (a) delivered personally,
(b) delivered by a recognized overnight courier service instructed to provide next-day delivery, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the addresses set forth below, or to such other addresses or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. The date the notice shall be deemed received and served shall be: (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of confirmation of successful transmission), (ii) three days after the date of mailing if sent by certified or registered mail, or (iii) one day after date of delivery to the overnight courier if sent by overnight courier. Unless otherwise specified in writing, the mailing addresses of the parties shall be as described below.

For:     Licensee                           With a copy to:
         PPD, Inc.                          PPD, Inc.
         3151 South 17th Street             3151 South 17th Street
         Wilmington, NC 28412               Wilmington, NC 28412
         Facsimile:(910) 343-5920           Facsimile (910) 772-6951
         Attn: Chief Executive Officer      Attn: General Counsel

For:     Licensor
         Chemokine Therapeutics Corp.
         19000 MacArthur Blvd., Suite 500
         Irvine, California 92612
         Facsimile (949) 440-7998
         Attn: Hassan Salari

12.08 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the state of North Carolina, United States, excluding any choice of law rules which may direct the application of the law of any patents encompassed within the scope of this Agreement shall be determined in accordance with the applicable laws of the countries in which such patents have issued.

12.09 ASSIGNABILITY. This Agreement and the licenses and sublicenses granted herein shall be binding upon and inure to the benefit of the parties and their respective successors and permitted

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                                         Agreement Re: Exercise of Stock Warrant

assigns. Except as provided herein, neither party shall assign any benefit and/or burden under this Agreement without prior written consent of the other party, which consent shall not be unreasonably withheld. Nothing in this Section
12.09 shall be deemed to prevent Licensee from subcontracting its obligations under this Agreement to any Third Party to the extent that such subcontracting is envisioned for the activities contemplated under this Agreement. Further, Licensee shall have the right to sell, assign or transfer all or part of the Agreement to any Affiliate without the consent of Licensor.

12.10 RELEASE OF INFORMATION. No party to this Agreement may release any information to any Third Party regarding the terms of this Agreement without the prior written consent of the other Party. Without limitation, this prohibition applies to press releases, educational and scientific conferences, governmental filings, and discussions with public officials and the media. This provision, however, does not apply to (i) any publications or disclosures which may be required by law, including requests for a copy of this Agreement or related information by tax or regulatory authorities or (ii) disclosures by a party to such party's shareholders, directors, officers, investment bankers, lawyers, accountants and other professional advisors (provided such disclosure is made under strict confidentiality and subject to the provisions of this Section 12.10, is limited to the absolute minimum required by such persons, and the party making such disclosure shall be responsible for any breach of confidentiality by such persons). Each party agrees that it shall fully cooperate with the other with respect to all disclosures regarding this Agreement to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosures.

12.11 RELATIONSHIP OF THE PARTIES. The parties are independent contractors and nothing in this Agreement is intended or shall be deemed to constitute or create a partnership, agency or employer-employee relationship between the Parties.

12.12 DOLLARS. All references to "dollars" hereunder are to United States dollars.

12.13 JOINTLY PREPARED. This Agreement has been prepared jointly and shall not be strictly construed against either party.

12.14 HEADINGS. The captions or headings of the Sections are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

12.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.

12.16 SCHEDULES. Each Schedule attached hereto shall be incorporated into and be a part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement through duly authorized representatives as of the date set forth.

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                                         Agreement Re: Exercise of Stock Warrant

Chemokine Therapeutics Corp.          Pharmaceutical Product Development, Inc.

By:                                   By:
    -------------------------             -------------------------------------
        Hassan Salari                         Fred N. Eshelman
        President & CEO                       Chief Executive Officer

                                         Agreement Re: Exercise of Stock Warrant

                                  SCHEDULE 1.05

                                  CT COMPOUNDS

CTCE-0214 peptide and any peptides that have been derived from CTCE-0214.

Lys-Pro-Val-Ser-Leu-Ser-Tyr-Arg-Xaa(1)-Pro-Xaa(2)-Arg-Phe-Phe-Xaa(3)-Leu

-Xaa(4)-Trp-Ile-Gln-Xaa(5)-Tyr-Leu-Glu-Lys-Ala-Leu-Asn-NH(2)

                                         Agreement Re: Exercise of Stock Warrant

                                  SCHEDULE 1.08

                                   CT PATENTS

1.    Canadian Patent Application Serial No. 2,305,036

2.    Canadian Patent Application Serial No. 2,335,109

3.    US Patent Application Serial No. 60/131,779

4.    US Patent Application Serial No. 60/131,809

5.    US Patent Application Serial No. 60/232425

6.    US Patent Application Serial No. 09/560,711

7.    US Patent Application Serial No. 09/561,172

8.    US Patent Application Serial No. 09/835107

9.    PCT Patent Application No. PCT/US00/11542

10.   PCT Patent Publication No. WO 00/66175

11.   PCT Patent Application No. PCT/CA01/00540

12.   US Patent Application No. 60/373,629

                                         Agreement Re: Exercise of Stock Warrant

                                  SCHEDULE 1.27

                     UNIVERSITY OF BRITISH COLUMBIA PATENTS

1.    US Patent Application Serial No. 60/028,680

2.    PCT Patent Publication No. WO 98/17624

3.    European Patent Application No. 934249

4.    Australian Patent Application No. 9749007

                                         Agreement Re: Exercise of Stock Warrant

                                 SCHEDULE 4(f)-2

                           Form of Services Agreement

                               EXCLUSIVE PROVIDER
                            MASTER SERVICES AGREEMENT

      This Master Services Agreement (the "Agreement"), made this 15th day of April, 2003 (the "Effective Date"), by and Chemokine Therapeutics Corp., a Delaware corporation, having a place of business at 19000 MacArthur Blvd., Suite 500, Irvine, CA 92612 ("Sponsor"), and PPD Development, LP, a Texas limited partnership with its principal executive offices located at 3151 South Seventeenth Street, Wilmington, North Carolina 28412 and Sarco, Inc., d/b/a PPD Discovery, Inc., a Delaware corporation with its principal executive offices located at 3151 South Seventeenth Street, Wilmington, North Carolina 28412 (together referred to as "PPD").

      WHEREAS, Sponsor is engaged in the development and sale of pharmaceutical products;

      WHEREAS, PPD is a contract research and development organization engaged in the business of managing research and development programs;

      WHEREAS, Sponsor desires PPD to be its exclusive provider of drug development and clinical research program management services and PPD desires to be Sponsor's exclusive provider of such services;

      WHEREAS, Sponsor shall retain the services of PPD from time to time to perform services in connection with certain programs Sponsor is conducting (individually, a "Project"), as more fully set forth in project specific addenda agreed to from time to time between PPD and Sponsor to be attached to this Agreement and incorporated herein by reference (individually, a "Project Addendum"); and

      WHEREAS, PPD is willing to provide such services to Sponsor in accordance with the terms and conditions of this Agreement and said Project Addenda.

      NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    SERVICES.

      1.1. Exclusive Provider. PPD shall be the exclusive provider of all drug development and clinical research program management services to Sponsor for the CTCE-0214 peptide. Said services shall include, without limitation, preclinical lab and clinical development services as Sponsor may from time to time request from PPD (collectively, the "CRO Services").

                                                       Master Services Agreement

      1.2   Exclusive Provider Exception. Notwithstanding the provisions of
Section 1.1 above, if after consulting with Sponsor and reviewing PPD's experience, capabilities, schedule restrictions or rates for services in a certain area, Sponsor and PPD may mutually agree that PPD may engage a third party to provide such CRO Services required by the Project which Sponsor and PPD have mutually determined that PPD should not provide.

      1.3 Project Addendum. PPD and Sponsor shall execute a Project Addendum using the form provided for in Addendum A evidencing the CRO Services to be provided by PPD with respect to a Project before PPD commences work under the Project unless otherwise agreed in writing by PPD and Sponsor. The Project Addendum shall be attached to this Agreement and the Project Addendum and this Agreement shall constitute the entire agreement for said Project. To the extent any terms contained in the Project Addendum conflict with the terms of this Agreement, the terms of this Agreement shall control unless otherwise specifically set forth in the Project Addendum.

      1.4 Performance of Services. PPD shall perform the CRO Services for each Project as set forth in the Project Addendum in compliance with (i) the protocol for the Project (the "Protocol") which shall be made a part of the Project Addendum, (ii) this Agreement, (iii) the Project Addendum, (iv) standard operating procedures approved by Sponsor, (v) applicable law and regulations issued pursuant thereto and (vi) the intellectual property rights of third parties (other than with respect to any materials provided by Sponsor).

      1.5 Out of Scope CRO Services. If PPD is requested or required to perform CRO Services for a Project not specifically set forth in the Project Addendum, such additional services and a compensation schedule therefor (the "Out of Scope") must be mutually agreed upon by the parties in writing prior to the provision of said services by PPD. The Out of Scope shall be deemed an amendment to the Project Addendum.

      1.6 Use of Copyrighted Materials. If in connection with a Project, Sponsor requests PPD to make and/or distribute copies of copyrighted materials such as journal articles or excerpts from publications, Sponsor shall pay the cost of any copyright fees incurred by PPD that are required to enable PPD to produce such copies. Sponsor shall indemnify PPD for any and all damages, losses and costs, including reasonable attorney's fees, which PPD incurs as a result of making and/or distributing copyrighted material pursuant to Sponsor's request.

      1.7 MedDRA. In the event PPD is requested to perform services which require PPD to use the MedDRA medical dictionary, Sponsor shall be solely responsible for obtaining and maintaining all required MedDRA licenses for all parties to whom Sponsor instructs PPD to distribute MedDRA terminology, and all costs and expenses associated therewith. PPD agrees to provide the Sponsor with quote regarding the cost prior to the initiation of the work.

                                                       Master Services Agreement

      1.8 Patient Enrollment. Sponsor acknowledges and agrees that patient enrollment rates set forth in this Agreement or any Project Addendum are good faith estimates only and are not guarantees of patient enrollment with respect to the applicable Project. Although PPD shall not be responsible for patient enrollment with respect to any Project, PPD shall use reasonable diligence in providing the Services for such Project to assist Sponsor in meeting its patient enrollment expectations.

2.    COMPENSATION AND PAYMENT.

      2.1 Charges for CRO Services. PPD shall charge to Sponsor its customary and usual rates in effect from time to time for all CRO Services performed under this Agreement and the Project Addenda hereto. Each Project Addenda shall list such rates then in effect. Sponsor shall also reimburse PPD for all out-of-pocket expenses incurred in connection with the performance of CRO Services, including but not limited to investigator grants, travel expenses, other "pass through" expenses reasonably expected to be incurred in connection with the performance of CRO Services and all internal labor costs associated with administering any of the foregoing (collectively, the "Pass Through Costs"). PPD shall submit to Sponsor for each Project a monthly invoice describing the CRO Services performed, the charges for said services and all Pass Through Costs paid by PPD for which payment has not otherwise been provided for under the Project Addendum. Sponsor shall pay said invoices within thirty
(30) days of receipt of said invoice. PPD shall have no obligation to pay investigator grant payments to an investigator site (the "Site") for conduct of services related to a Project until PPD has received payment of such Pass Through Costs from Sponsor. In connection therewith, it is the parties' express intent that any such Site which is a party to a contract with PPD to provide services related to a Project shall be a third party beneficiary to this Agreement to the extent necessary to enforce payment by Sponsor of any monies owed by PPD to the Site in connection with said Project which Sponsor has not advanced to PPD.

      2.2 Payment after Termination. Upon the termination of any Project Addendum or this Agreement pursuant to Section 3 below, Sponsor shall pay PPD for all CRO Services and Pass Through Costs through the termination date. In addition, Sponsor shall reimburse PPD for all future non-cancelable obligations to third parties (where such obligations were created as a result of a Project being authorized by the Sponsor). Any funds held by PPD which shall be demonstrated by Sponsor to be unearned as of the termination date shall be returned to Sponsor within forty-five (45) days after the termination date of the Project Addendum or this Agreement, whichever is applicable.

      2.3 Early Termination Charges. Sponsor acknowledges that early termination of a Project will likely cause PPD to incur additional costs such as unforeseen down time of PPD personnel assigned to the Project, costs associated with reassignment of PPD personnel, etc. (collectively, the "Early Termination Costs"). If a Project is terminated early or reduced in scope, in addition to any and all other compensation and reimbursement due to PPD under this Agreement Sponsor shall pay to PPD an amount equal to the Early Termination Costs actually incurred by PPD as determined by PPD in

                                                       Master Services Agreement

good faith, provided, however, that in no event shall the Early Termination Costs exceed fifteen percent (15%) of the total amount, excluding Pass Through Costs and all payments for CRO Services already made by Sponsor to PPD, that PPD would have received if the Project had been completed.

      2.4 Pre-Execution Services. In the event Sponsor requests PPD to begin providing services for a Project prior to the execution by Sponsor of a Project Addendum or a letter of intent evidencing Sponsor's agreement to pay PPD for any such services (the "Pre-Execution Services"), Sponsor shall (i) pay PPD for any such Pre-Execution Services on a time and material basis in accordance with the rates and/or prices set forth in the proposal submitted by PPD to Sponsor for such Project and (ii) reimburse PPD for all Pass Through Costs associated with such Project. PPD shall submit to Sponsor a monthly invoice describing the Requested Services performed on such Project, the charges for such Services and all Pass Through Costs. Sponsor shall pay each monthly invoice within thirty
(30) days of receipt of said invoice.

      2.5 Personnel Retainer Fees. In the event PPD is delayed in starting a Project due to events or circumstances which are beyond its reasonable control and Sponsor desires for PPD to keep specified PPD personnel assigned to the Project until such time as the Project is started, then, in addition to any other sums payable to PPD hereunder, Sponsor shall for each such specified personnel a fee calculated on an FTE-day basis. PPD shall submit to Sponsor a monthly invoice for such fees, and Sponsor shall pay the invoice within thirty
(30) days of its receipt of same.

      2.4   Payments. Payments to PPD shall be made as follows:

            PPD Development, LP
            P.O. Box 75468
            Charlotte, NC 28275-5468
            Tax ID# 74-2325267

      2.5 Taxes. All taxes and any penalties thereon imposed on any payment made by Sponsor to PPD shall be the responsibility of PPD.

3.    TERM AND TERMINATION.

      3.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated as provided in this Section 3. Each Project Addendum shall be effective upon the date signed by the last signatory thereto and shall terminate upon the completion of CRO Services to be provided thereunder unless earlier terminated in accordance with this Section 3.

      3.2 Early Termination by Sponsor. Any Project Addendum may be terminated with or without cause by Sponsor upon thirty (30) days prior written notice to PPD. Sponsor may terminate this Agreement in the event of PPD's material breach of

                                                       Master Services Agreement

the terms of this Agreement, which breach is not cured within sixty (60) days after PPD's receipt of notice of said breach from Sponsor.

      3.3 Early Termination by PPD. PPD may terminate this Agreement or any Project Addendum hereto in the event of Sponsor's material breach of the terms of this Agreement or the Project Addendum, which breach is not cured within thirty (30) days after Sponsor's receipt of notice of said breach.

      3.4 Insolvency. Either party hereto may terminate this Agreement immediately upon the occurrence of an "Insolvency Event" with respect to the other party. For purposes of this Agreement, "Insolvency Event" shall mean (1) a party or any of its subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; (2) an involuntary case or other proceeding shall be commenced against a party or any of its subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or (3) an order for relief shall be entered against a party or any of its subsidiaries under the federal bankruptcy laws now or hereafter in effect.

      3.5 Effect of Termination. The termination of this Agreement by either party shall automatically terminate all Project Addenda, unless otherwise agreed in writing.

      3.6 Wind Up. Upon the termination of this Agreement or a Project Addendum, PPD shall cooperate with Sponsor to provide for an orderly wind-down of the Services provided by PPD hereunder.

      3.7 Provisions Surviving Termination. The obligations of the parties contained in Sections 2, 3.5, 3.6, 3.7, 5, 6, 7, 8, 9, 11.2, 11.4, 11.5 and
11.10 hereof shall survive termination of this Agreement.

4.    PERSONNEL.

      4.1 Project Management. The CRO Services with respect to each Project shall be performed by PPD under the direction of the person identified as the project manager (acceptable to Sponsor) in the applicable Project Addendum or such other person

                                                       Master Services Agreement

acceptable to Sponsor as PPD may from time to time designate as the project manager, such Sponsor acceptance in all instances not to be unreasonably withheld or delayed.

      4.2 Covenant Not to Interfere. During the period in which a particular Project is being conducted, neither party shall recruit, hire or employ any personnel of the other who is material to the performance of the particular Project without the prior written consent of the other.

5.    CONFIDENTIALITY.

      5.1 Sponsor Information. PPD shall treat all information obtained from Sponsor ("Sponsor Confidential Information") under this Agreement as the confidential and exclusive property of Sponsor.

      5.2 PPD Confidential Information. Sponsor shall treat any PPD bids or proposals and all PPD Property (as hereinafter defined) (collectively, "PPD Confidential Information") as the confidential and exclusive property of PPD.

      5.3 Use of Sponsor and PPD Confidential Information. Each party shall use the other's Confidential Information solely for the purposes contemplated by this Agreement and for no other purpose without the prior written consent of other. Neither party shall disclose Confidential Information of the other to any third party without first obtaining the written consent of other. Each party shall take reasonable steps to ensure that the other's Confidential Information shall not be used by its directors, officers, employees, agents, representatives and advisors ("collectively, "Agents"), except on like terms of confidentiality as aforesaid.

      5.4 Exceptions to Confidential Information. The above provisions of confidentiality shall not apply to that part of disclosing party's Confidential Information which the receiving party is able to demonstrate by documentary evidence:

            (i) was in the receiving party's possession prior to receipt from the disclosing party or is independently developed by the receiving party;

            (ii) was in the public domain at the time of receipt from disclosing party;

            (iii) becomes part of the public domain through no fault of the receiving party or its Agents;

            (iv) is lawfully received by the receiving party from a third party having a right of further disclosure; or

            (v)   is required by law to be disclosed.

      5.5 Return of Information. Upon termination or expiration of this Agreement or at the disclosing party's request, the receiving party shall return, and shall cause its

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                                                       Master Services Agreement

Agents to return, all Confidential Information provided by the disclosing party in documentary form, or, at the disclosing party's request, destroy all or such parts of the disclosing party's Confidential Information as the disclosing party shall direct, including any copies thereof made by the receiving party or its Agents. Notwithstanding the foregoing, the receiving party may retain copies of such of the disclosing party's Confidential Information as is reasonably necessary for regulatory purposes, subject to the ongoing obligation to maintain the confidentiality of such information.

      5.6 Remedy. Each party acknowledges that disclosure or distribution of the other's Confidential Information or use of the information contrary to the terms of this Agreement may cause irreparable harm for which damages at law may not be an adequate remedy. Accordingly, the disclosing party hereunder may seek to enforce the provisions of this Agreement prohibiting disclosure or distribution of its Confidential Information or use thereof contrary to the provisions hereof in a court of competent jurisdiction, in addition to any and all other remedies available at law or in equity.

      5.7 Privacy Laws. All Confidential Information containing personal data shall be handled in accordance with all applicable laws, including but not limited to the European Data Protection Directive [EC/95/46], as the same may hereafter be amended, modified or changed.

6.    INTELLECTUAL PROPERTY.

      6.1 No License. Nothing contained herein, nor the delivery of any information to a party hereto, shall be deemed to grant to said party any right or licenses under any patents or patent applications or to any know-how, technology or inventions of the disclosing party.

      6.2 Sponsor Property. Subject to Section 6.3 below, PPD hereby assigns to Sponsor all rights PPD or its Agents may have in any invention, technology, know-how or other intellectual property directly relating to a Project drug or Protocol and which is (i) a direct and sole result of PPD's provision of the CRO Services or (ii) specifically set forth as a deliverable under a Project Addendum, and PPD shall assist Sponsor, at Sponsor's expense, in obtaining or extending protection therefor. PPD warrants that it has and will continue to have agreements with its Agents to effect the terms of this Section 6.2.

      6.3 PPD Property. Sponsor acknowledges that PPD possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual property and other assets, including but not limited to data processes, technology, means or know-how developed by PPD which relate to data collection or data management and laboratory analyses, analytical methods, procedures and techniques, computer technical expertise and software (including codes) which have been independently developed without the benefit of any information provided by Sponsor (collective, "PPD Property"). All PPD Property or improvements thereto are the sole and exclusive property of PPD.

                                                                         Page 49

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                                                       Master Services Agreement

7.    PUBLICATION.

      PPD shall not publish any articles or make any presentations relating to the CRO Services provided to Sponsor hereunder with respect to a particular Project or referring to data, information or materials generated as part of such CRO Services without the prior written consent of Sponsor.

8.    INDEMNIFICATION.

      8.1 Sponsor Indemnity. Sponsor shall indemnify PPD and its Agents for all damages, costs, expenses and other liabilities, including reasonable attorney's fees and court costs, incurred in connection with any third-party claim, action or proceeding (collectively, a "Claim") arising from this Agreement and any Project for which PPD provides CRO Services hereunder; provided however, that Sponsor shall have no obligation of indemnity hereunder with respect to any Claim to the extent determined by a court of competent jurisdiction to have arisen from the negligence or intentional misconduct on the part of PPD or its Agents or resulting from PPD's breach of any of its obligations under this Agreement.

      8.2 PPD Indemnity. PPD shall indemnify Sponsor and its Agents for any and all damages, costs, expenses and other liabilities, including reasonable attorney's fees and court costs, incurred in connection with any Claim to the extent determined by a court of competent jurisdiction to have arisen from the negligence or intentional misconduct of PPD or its Agents or resulting from PPD's breach of any of its obligations under this Agreement.

      8.3 Claim Defense. Any party obligated to provide indemnification hereunder with respect to a Claim shall be entitled to control the defense and settlement of the Claim, provided the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the Claim. The indemnified party shall reasonably cooperate in the investigation, defense and settlement of a Claim for which indemnification is sought hereunder and shall provide prompt notice of the Claim to the indemnifying party. The indemnified party shall have the right to retain separate legal counsel at its own expense.

9.    RECORD STORAGE.

      9.1 Record Maintenance during Project. During the term of this Agreement, PPD shall maintain all materials and all other data obtained or generated by PPD in the course of providing the CRO Services hereunder, including all computerized records and files. PPD shall cooperate with any reasonable internal review or audit by Sponsor and make available to Sponsor for examination and duplication, during normal business hours and at mutually agreeable times, all documentation, data and information relating to a Project.

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                                                       Master Services Agreement

      9.2 Record Maintenance upon Project Expiration. Upon the expiration or termination of this Agreement other than for Sponsor's uncured breach of required payment hereunder, all materials and all other data and information obtained or generated by PPD in the course of providing the CRO Services hereunder (the "Records") shall, at Sponsor's option, be (i) delivered to Sponsor at its expense and risk to its executive offices identified herein in such form as is then currently in the possession of PPD, (ii) retained by PPD for Sponsor for a period of three years, or (iii) disposed of at Sponsor's expense, as directed by written request of Sponsor, unless the Records are otherwise required to be stored or maintained by PPD under applicable law. If PPD is required or requested to maintain and/or store the Records for more than three years after the termination or expiration of this Agreement, Sponsor shall compensate PPD for its maintenance and storage costs. In no event shall PPD dispose of Records without first giving Sponsor sixty (60) days prior written notice of its intent to dispose of the Records. PPD shall be entitled at its expense to retain such copies of the Records reasonably necessary for regulatory purposes or to demonstrate the satisfaction of its obligations hereunder, all subject to the confidentiality obligations set forth in Section 5 above.

10.   DEBARMENT.

      PPD hereby certifies that it has not been debarred, and has not been convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992. If PPD or any of its Agents who perform CRO Services for a Project is debarred or receives notice of an action or threat of action of debarment, PPD shall immediately notify Sponsor of same. The debarrment of PPD or any of its Agents (which are providing services to Sponsor on a Project under this Agreement) that remains in place for a period of at least thirty (30) days shall be deemed to be a material breach of this Agreement, unless, with respect to the debarrment of an Agent which is providing services to Sponsor hereunder, PPD is able to replace the Agent within such 30-day period, in which case the debarrment of the replaced Agent shall not be a material breach of this Agreement.

11.   MISCELLANEOUS.

      11.1 Independent Contractor Relationship. The parties hereto are independent contractors, and neither party shall have right to bind or obligate the other.

      11.2 Publicity. Except as required by law, neither party shall use the name of the other party or of any Agent thereof for purposes of publicizing this Agreement or any Project performed hereunder, or for any other public disclosure purposes without the prior written consent of the other party.

      11.3 Force Majeure. If either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strike, lockouts, labor troubles, restrictive governmental or judicial orders or decrees, riots, insurrection, war, Acts of God, inclement weather or other similar reason or cause beyond such party's control (each a "Disability"), then performance of such act shall be excused for the period

                                                       Master Services Agreement

of such Disability. Any timelines affected by a Disability shall be extended for a period equal to that of the Disability and each Project budget shall be adjusted to reflect cost increases resulting from the Disability. The party incurring the Disability shall provide notice to the other of the commencement and termination of the disability.

      11.4 Notices. Any notice required or permitted to be given hereunder by either party hereto shall be in writing and shall be deemed given on the date received if delivered (i) personally, (ii) by recognized overnight courier,
(iii) by facsimile, with confirmation of receipt by the party to whom notice is given, or (iv) by registered or certified mail, return receipt requested, with postage prepaid. All notices to each party shall be sent to the address for said party first hereinabove set forth. Either party may change its notice address by notice to the other party hereto in the form and manner provided in this Section 11.4.

      11.5 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed under the laws of North Carolina.

      11.6 Severance. If one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided the surviving agreement materially comports with the parties' original intent.

      11.7 Waiver. Waiver or forbearance by a party hereto of any of its rights under this Agreement or applicable law must be in writing and shall not constitute a waiver or forbearance of any future rights.

      11.8 Modification. No change to or modification of this Agreement or any Project Addendum hereto shall be effective unless in writing signed by the parties hereto.

      11.9 Assignment and Subcontract. This Agreement and any Project Addendum hereto cannot be assigned by either party without the prior written consent of the other; provided, however, that (i) a party may assign this Agreement or a Project Addendum hereunder to a successor-in-interest to the party's business, and (ii) PPD may assign this Agreement or a Project Addendum hereto or subcontract CRO Services to be performed hereunder to an Affiliate of PPD. "Affiliate of PPD" as used herein means an entity which can provide CRO Services and which controls, is controlled by, or is under common control with PPD.

      11.10 Arbitration. The parties shall submit any dispute arising hereunder to binding arbitration pursuant to the Commercial Arbitration rules of the American Arbitration Association. Said arbitration shall be conducted in Wilmington, North Carolina. The decision of the arbitrator or arbitration panel shall be final and binding upon the parties hereto and shall be enforceable by any court of competent jurisdiction.

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                                                       Master Services Agreement

      11.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, representations or agreements, whether written or oral, with respect to the subject matter hereof.

                            [SIGNATURE PAGE FOLLOWS]

                                         Agreement Re: Exercise of Stock Warrant

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

PPD Development, LP                             Chemokine Therapeutics Corp.
By: PPD GP, LLC
    Its General Partner

By: _______________________________             By: ____________________________
      Fred N. Eshelman                                Hassan Salari
      Chief Executive Officer                         President & CEO

Sarco, Inc.

By: _______________________________
      Fred N. Eshelman
      Executive Vice President

                                                       Master Services Agreement

                                   ADDENDUM A

1. The Services rendered hereunder will be supervised by ___, with assistance from such associates and colleagues as, in the discretion of PPD, may be appropriate.

2.    Services to be Performed:

      [LIST SERVICE OR INCLUDE WORKPLAN]

3.    Payment Schedule:

      [LIST PAYMENT SCHEDULE]

Signed:

[X]                                             Chemokine Therapeutics Corp.

By: _______________________________             By: ____________________________

Name: _____________________________             Name: Dr. Hassan Salari

Title: ____________________________             Title: President & CEO

Date: _____________________________             Date: __________________________

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